Exhibit 1.1
MEMORANDUM OF ASSOCIATION

1.	Name of Company: Radview Ltd.
In English: Radview Ltd.

2.	The goals for which purpose the Company was established:
The development, manufacture and marketing of products in the field of electronics in general and computer communications in particular.

3.	The members' liability is limited.

4.
The authorized and registered share capital of the Company is NIS 18,750,000 (eighteen million, seven hundred and fifty thousand), divided into (i) 1,500,000,000 (one billion, five hundred million) Ordinary Shares; (ii) 225,000,000 (two hundred and twenty five million) Series A Preferred Shares, nominal value NIS 0.01 each; and (iii) 150,000,000 (one hundred and fifty million) Series B Preferred Shares, nominal value NIS 0.01 each. (amended October 2007 and December 2009)

We, the undersigned, wish to incorporate as a company under this Memorandum of Association and agree to each accept the number of shares in the registered share capital of the Company, noted alongside our names.

Names of signees (ID number, address)            Number of shares accepted                   Signature
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1.      Zissapel Zohar, ID 008792566                                          50                                   /s/ Zissapel Zohar
         2 Alon Street, Ramat Efal

2.      Zissapel Yehuda, ID 007146053                                       50                                 /s/ Zissapel Yehuda
         23 Kissufim Street, Tel Aviv

                                           Total shares accepted:                  100

Date: November 27, 1991

Witness to the above signatures:

/s/ Nehama Sneh
Nehama Sneh, Attorney-at-law